Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 23, 2015, with respect to the combined financial statements of Pyxis Tankers Inc. Predecessor as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, included in the Proxy Statement and Prospectus of LookSmart, Ltd. that is made a part of Amendment No. 1 to the Registration Statement (Form F-4 No. 333-203598) of Pyxis Tankers Inc. for the registration of its common stock.

/s/Ernst & Young (Hellas) Certified Auditors – Accountants S.A.

Athens, Greece

August 6, 2015